July 29, 2025                                         Exhibit 99.1

Park National Corporation names Matthew R. Miller Chief Executive Officer; David L. Trautman to continue as Board Chair

NEWARK, Ohio ‒ Park National Corporation (Park) (NYSE American: PRK) has named Matthew R. Miller Chief Executive Officer of Park National Corporation and Park National Bank effective January 1, 2026. Miller will retain his title as president. David L. Trautman will continue to serve as Chair of the Board.
David L. Trautman

“I have worked closely with Matt for the past 10 years,” said Trautman. “I have witnessed his commitment to our community, his passion for service and his dedication to making this place the best it can be. He has proven to the board, to our colleagues and to me that it is time for the final authority to rest with him.”

As part of its succession planning, Park’s board of directors conducted a thorough evaluation before proposing Miller as the organization’s next CEO. The board voted to approve his appointment in its July 28 session. The transition reflects the board’s commitment to strong governance and leadership continuity.

“Mr. Miller’s appointment continues Park’s pattern of successful leadership transitions established by Everett D. Reese, John W. Alford, William T. McConnell and C. Daniel DeLawder over the last 65 years,” said Park Lead Director Lee Zazworsky. He continued, “Matt has led increasingly important strategic and tactical initiatives and is well-suited to lead our organization in the future.”	Matthew R. Miller

Miller has served as Park’s president since 2019. Trautman has served in various leadership roles at Park for 42 years, including President from 2005 through 2019, CEO since 2014 and Board Chair since 2019. Under their combined leadership, Park has grown to reach more customers and communities by empowering bankers to deliver on Park’s promise of providing exceptional service with empathy and integrity.

Miller expressed his appreciation for the board’s confidence, stating, “I’m grateful for the opportunity to continue my leadership journey at Park and look forward to working closely with David and the board. I will do all I can to ensure their faith is well placed.” Miller continued, “David and I aren’t finished with our work together. I value his wisdom and partnership as we continue into the future. We are eager to help Park be all it can be for colleagues, customers and communities alike.”

About Matthew R. Miller
A native of New Madison, Ohio, Miller joined Park in 2009 and has held several key leadership roles, including Chief Accounting Officer, Executive Vice President and currently President. Prior to joining Park, he worked at Deloitte LLP in the Cleveland and Columbus, Ohio offices.

He is deeply committed to community service, having served on more than a dozen nonprofit and civic boards over the past decade, including the Ohio Bankers League, The Works, the Boys and Girls Club of Newark and the Buckeye Valley Family YMCA.

About Park National Corporation
Headquartered in Newark, Ohio, Park National Corporation has $9.9 billion in total assets (as of June 30, 2025). Park's banking operations are conducted through its subsidiary, The Park National Bank. Other Park subsidiaries are Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Financial Services Company (d.b.a. Guardian Finance Company), Park Investments, Inc. and SE Property Holdings, LLC.

Media contact: Michelle Hamilton, 740.349.6014, media@parknationalbank.com